Exhibit 99.1

NEWS

For immediate release

Contact:                                               Richard J. Poulton

Vice President, Chief Financial Officer

(630) 227-2075

E-mail address: rpoulton@aarcorp.com

AAR REPORTS THIRD QUARTER FISCAL YEAR 2011 RESULTS

•            Third quarter sales of $451 million, up 50% year-over-year

•            Diluted earnings per share from continuing operations of $0.45, up 61% year-over-year

•            Commercial market sales growth of 44%

•            Third quarter cash flow from operations of $30.1 million

WOOD DALE, ILLINOIS (March 15, 2011) — AAR (NYSE: AIR) today reported third quarter fiscal year 2011 consolidated sales of $451.0 million and income from continuing operations of $18.3 million,  or $0.45 per diluted share. For the third quarter of the prior fiscal year, the Company reported sales of $300.8 million and income from continuing operations of $10.5 million, or $0.28 per diluted share. Prior year third quarter results included a $0.10 per diluted share unfavorable impact from a customer bankruptcy.

Sales to commercial customers increased 44% compared with the third quarter of fiscal year 2010, and included 53% sales growth in the Maintenance, Repair and Overhaul segment and 39% sales growth in the Aviation Supply Chain segment. The robust sales growth to the commercial market was due to improved conditions for the airlines and the Company’s success in winning new business.

Sales to government and defense customers increased 56% year-over-year due to sales at the Company’s Airlift business, which was acquired in the fourth quarter of the last fiscal year, and growth in program business at the Company’s defense logistics business.

“We are pleased to report another quarter of solid sales and earnings growth. We had exceptional organic sales growth to commercial customers, far outpacing the overall growth rate in the airline market. We are executing on our strategy of becoming more integral to our customers’

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

operations by providing more technical expertise and engineering content. This strategy has enabled us to deepen our current customer relationships and to capture new customers,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.

Commenting on performance in the government and defense markets, Storch continued, “Our defense logistics business experienced solid growth during the period and we again had a meaningful contribution from AAR Airlift.  Our mobility products business continues to exhibit strength, albeit at levels below the prior year. Even as defense budgets are under pressure, we currently believe our businesses are well positioned in areas that will continue to receive strong funding support.”

The consolidated gross profit margin in the third quarter was 17.2%, and selling, general and administrative expenses as a percentage of sales were 9.4%. SG&A expenses included $2.2 million of unusual expenses, principally related to the relocation of AAR Airlift. The Company expects to incur approximately $2.0 million of additional AAR Airlift relocation expenses in the fourth quarter as the move is finalized. The consolidated operating margin was 7.8% of sales, and was unfavorably impacted by 50 basis points as a result of the above expenses.

Net interest expense increased $1.2 million year-over-year, principally due to increased borrowings to support AAR Airlift, and to a lesser extent, to non-cash interest expense on the Company’s outstanding convertible notes. The Company generated $30.1 million in cash flow from operations during the third quarter. Capital expenditures were $22.4 million, of which $17 million was to support recent contract awards at AAR Airlift.

As previously announced, during the third quarter, the Company concluded that it will exit its Amsterdam component repair facility, and is evaluating a number of strategic alternatives. Operating results for this unit are now being reported as a discontinued operation.

AAR is a leading provider of products and value-added services to the worldwide aerospace and government and defense industries.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and government and defense customers through four operating segments: Aviation Supply Chain; Government and Defense Services; Maintenance, Repair and Overhaul; and Structures and Systems. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CDT on March 16, 2011. The conference call can be accessed by calling 866-804-3547 from inside the U.S. or 703-639-1328 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or

703-925-2533 from outside the U.S. (access code 1517813) from 11:30 a.m. CDT on March 16, 2011 until 11:59 p.m. CDT on March 23, 2011.

Named One of the Most Trustworthy Companies by Forbes.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2010 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations

(In thousands except per share data - unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2011	2010	2011	2010

Sales	$451,031	$300,845	$1,295,946	$951,607
Cost and expenses:
Cost of sales	373,258	242,629	1,074,494	778,002
Selling, general and administrative	42,527	34,091	124,643	105,121

Earnings from aircraft joint ventures	56	56	2,613	150

Operating income	35,302	24,181	99,422	68,634

Gain on extinguishment of debt	—	—	97	913

Interest expense	7,595	6,523	22,607	19,541
Interest income	62	146	298	752
Loss on investment	—	1,876	—	1,876

Income from continuing operations before income taxes	27,769	15,928	77,210	48,882
Income tax expense	9,465	5,381	26,769	15,360

Income from continuing operations	18,304	10,547	50,441	33,522
Discontinued operations, net of tax	(386)	(762)	(2,035)	(1,386)

Net income attributable to AAR and noncontrolling interest	17,918	9,785	48,406	32,136
Loss attributable to noncontrolling interest	—	127	—	1,292
Net income attributable to AAR	$17,918	$9,912	$48,406	$33,428

Earnings per share — Basic
Earnings from continuing operations	$0.48	$0.28	$1.32	$0.91
Loss from discontinued operations	(0.01)	(0.02)	(0.06)	(0.03)
Earnings per share — Basic	$0.47	$0.26	$1.26	$0.88

Earnings per share — Diluted
Earnings from continuing operations	$0.45	$0.28	$1.26	$0.90
Loss from discontinued operations	(0.01)	(0.02)	(0.05)	(0.03)
Earnings per share — Diluted	$0.44	$0.26	$1.21	$0.87

Average shares outstanding — Basic	38,361	38,217	38,341	38,154
Average shares outstanding — Diluted	43,713	43,108	43,458	42,921

Consolidated Balance Sheet Highlights

(In thousands except per share data)

	February 28, 2011	May 31, 2010
	(Unaudited)
Cash and cash equivalents	$54,716	$79,370
Current assets	927,839	863,429
Current liabilities (excluding debt accounts)	303,190	224,717
Net property, plant and equipment	318,857	224,866
Total assets	1,655,991	1,501,042
Total recourse debt	429,485	419,732
Total non-recourse obligations	16,713	17,292
Stockholders’ equity	804,596	746,350
Book value per share	$20.25	$18.90
Shares outstanding	39,739	39,484

Sales By Business Segment

(In thousands - unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2011	2010	2011	2010
Aviation Supply Chain	$112,962	$81,129	$324,552	$274,480
Government and Defense Services	147,329	38,362	411,065	114,434
Maintenance, Repair & Overhaul	108,037	70,657	283,897	221,679
Structures and Systems	82,703	110,697	276,432	341,014
	$451,031	$300,845	$1,295,946	$951,607

Gross Profit By Business Segment

(In thousands - unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2011	2010	2011	2010
Aviation Supply Chain	$19,778	$14,866	$58,358	$50,187
Government and Defense Services	25,665	9,205	72,816	25,360
Maintenance, Repair & Overhaul	17,137	8,483	39,534	27,599
Structures and Systems	15,193	25,662	50,744	70,459
	$77,773	$58,216	$221,452	$173,605

Diluted Earnings Per Share Calculation

(In thousands except per share data - unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2011	2010	2011	2010

Income from continuing operations attributable to AAR	$18,304	$10,674	$50,441	$34,814
Add: After-tax interest on convertible debt	1,415	1,328	4,178	3,924
Net income for diluted EPS calculation	$19,719	$12,002	$54,619	$38,738

Diluted shares outstanding	43,713	43,108	43,458	42,921

Diluted earnings per share from continuing operations	$0.45	$0.28	$1.26	$0.90